Exhibit 99.2

INOVIO Announces the Appointment of Jacqueline Shea, Ph.D., as Chief Executive Officer

Dr. Shea brings more than 25 years of leadership and industry expertise in life sciences and biotech

PLYMOUTH MEETING, PA – May 10, 2022 – INOVIO (NASDAQ:INO), a biotechnology company focused on developing and commercializing DNA medicines to help protect people from infectious diseases and treat people with cancer and HPV-associated diseases, today announced the appointment of Jacqueline Shea, Ph.D., as President and Chief Executive Officer (CEO) of INOVIO, effective immediately. Dr. Shea succeeds Dr. J. Joseph Kim in these roles. Dr. Kim has also resigned as a member of the INOVIO board of directors, and the board intends to appoint Dr. Shea as a director following INOVIO’s annual meeting of the stockholders on May 16, 2022.

Mr. Simon X. Benito, Chairman of the Board of INOVIO, said, “On behalf of the entire Board, I am pleased to announce Dr. Shea’s appointment as President and CEO of INOVIO. Dr. Shea brings more than 25 years of experience in the life sciences and biotech industries. Since joining as Chief Operating Officer in March 2019, Dr. Shea has shown exceptional leadership and technical expertise overseeing INOVIO’s manufacturing, commercial, business development, project and alliance management operations as well as serving as a key member of the executive team. We look forward to Dr. Shea taking the helm during a particularly challenging period in INOVIO’s history. Her tenured leadership, deep knowledge of our business, and broad expertise makes her an excellent choice for the role.”

Mr. Benito added, “On behalf of the Board, I would like to thank Dr. Kim for his commitment to INOVIO and his founding vision of a world free from disease through DNA medicines. As a co-founder of the Company, Joseph has been a true entrepreneur and pioneer in the field of vaccines and immunotherapies since its inception. I am pleased that he has agreed to act in an advisory capacity to Dr. Shea during the transition.”

Dr. Shea said, “I am honored to take on the role of CEO and grateful for the support of the Board in entrusting me to lead INOVIO for its next chapter. While we have many challenges to face, I believe strongly in the potential of our DNA medicines technology and continue to be inspired by INOVIO’s talented and dedicated team. I look forward to reshaping the future of INOVIO and advancing our efforts across multiple therapeutic areas with the potential to improve the lives of patients globally.”

Prior to joining INOVIO in March 2019, Dr. Shea served as the Chief Operating Officer and later the Chief Executive Officer of Aeras, a not-for-profit organization dedicated to developing new vaccines against tuberculosis (TB). During her tenure she oversaw two major clinical trial breakthroughs in the development of TB vaccines. Previously, she held executive roles at Emergent BioSolutions and was also the General Manager and Vice President of The Oxford- Emergent Tuberculosis Consortium. A molecular biologist and cell cycle geneticist, Dr. Shea received a BSc Hons in Applied Biology from the University of Bath and holds a Ph.D. from the National Institute for Medical Research in the United Kingdom. She has been named as an inventor on more than 20 patents, has authored numerous publications, served on multiple advisory boards and currently serves on the board of Trustees for the Sabin Vaccine Institute.

About INOVIO

INOVIO is a biotechnology company focused on developing and commercializing DNA medicines to potentially treat and protect people from infectious diseases, cancer, and diseases associated with HPV. Our DNA medicines are delivered using our proprietary smart device to produce a robust and tolerable immune response against targeted pathogens and cancers.

Partners and collaborators include Advaccine, ApolloBio Corporation, AstraZeneca, The Bill & Melinda Gates Foundation, Coalition for Epidemic Preparedness Innovations, Defense Advanced Research Projects Agency/Joint Program Executive Office for Chemical, Biological, Radiological and Nuclear Defense/Department of Defense, HIV Vaccines Trial Network, International Vaccine Institute, Kaneka Eurogentec, Medical CBRN Defense Consortium, National Cancer Institute, National Institutes of Health, National Institute of Allergy and Infectious Diseases, Ology Bioservices, the Parker Institute for Cancer Immunotherapy, Plumbline Life Sciences, Regeneron, Richter-Helm BioLogics, Thermo Fisher Scientific, University of Pennsylvania, Walter Reed Army Institute of Research, and The Wistar Institute. For more information, visit www.inovio.com.

CONTACTS:

Investors: Ben Matone, 484-362-0076, ben.matone@inovio.com

Media: Jeff Richardson, 267-440-4211, jrichardson@inovio.com